Exhibit 3.2

Delaware

The First State

Page 1

Jeffrey W. Bullock, Secretary of State

SECRETARY'S OFFICE DELAWARE 1793 1865

6339825 8100
SR# 20206642348

Authentication: 203431192
Date: 08-07-20

Delaware The First State Page 1 6339825 8100 Authentication: 203431192 SR# 20206642348 Date: 08-07-20 You may verify this certificate online at corp.delaware.gov/authver.shtml I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF “KUBIENT, INC.”, FILED IN THIS OFFICE ON THE SEVENTH DAY OF AUGUST, A.D. 2020, AT 3:52 O’CLOCK P.M.

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:52 PM 08/07/2020
FILED 03:52 PM 08/07/2020
SR 20206642348 - File Number 6339825

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

Kubient, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.            The name of the corporation is Kubient, Inc.

2.            That an Amended and Restated Certificate of Incorporation was filed by the Secretary of State of Delaware on August, 6, 2020 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.            The inaccuracy or defect of said Certificate is: (must be specific)

               In Article IV.A., the Certificate stated that “The par value of the Common Stock following the Reverse Stock Split shall remain $0.00001 per share. No fractional shares will be issued in connection with the Reverse Stock Split, and any such fractional share of Common Stock shall be rounded down to the nearest whole share and cancelled on the books of the Company without any further act or approval required by such stockholder of the Company. Instead, the Certificate should have stated that fractional shares should be rounded up, rather than down, such that the applicable sentence in the Certificate should read: “The par value of the Common Stock following the Reverse Stock Split shall remain $0.00001 per share. No fractional shares will be issued in connection with the Reverse Stock Split, and any such fractional share of Common Stock shall be rounded up to the nearest whole share and cancelled on the books of the Company without any further act or approval required by such stockholder of the Company.”

4.            Article IV.A. of the Certificate is corrected to read as follows:

“A.        The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 100,000,000, consisting of 95,000,000 shares of common stock, par value $0.00001 per share (the “Common Stock’), and 5,000,000 shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”). Effective as of the filing of this Amended and Restated Certificate of Incorporation of the Corporation (the “Effective Time”), each nine (9) shares of Common Stock issued and outstanding at such time shall be combined into one (1) share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain $0.00001 per share. No fractional shares will be issued in connection with the Reverse Stock Split, and any such fractional share of Common Stock shall be rounded up to the nearest whole share and cancelled on the books of the Company without any further act or approval required by such stockholder of the Company. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 7th day of August, A.D. 2020.

By: /s/ Joshua Weiss
Name: Joshua Weiss
Title: Chief Financial Officer

4850-2770-2215.2